Exhibit 10.1

NINTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This NINTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT (the “Amendment”) dated June 30, 2011, is entered into by and among MISCOR GROUP, LTD., an Indiana corporation (“MISCOR”), MAGNETECH INDUSTRIAL SERVICES, INC., an Indiana corporation (“MIS”), and HK ENGINE COMPONENTS, LLC, an Indiana limited liability company (“HK” and together with MISCOR and MIS, the “Borrowers” and each a “Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

The Lender and the Borrowers are parties to a Credit and Security Agreement dated January 14, 2008, as amended (the “Credit Agreement”).

The Borrowers have requested that the Lender consider extending the term of the Credit Agreement and that pending Lender’s receipt of the appraisal of the Borrower’s Equipment, the Lender provide a short term extension of the credit facilities pursuant to the Credit Agreement, which the Lender is willing to do pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement shall be amended by amending the following defined terms to read as follows:

“Borrowing Base” means at any time the lesser of:

(a) The Maximum Line Amount; or

(b) Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i) The lesser of (A) the product of the Accounts Advance Rate times Eligible Accounts of each of MIS and HK; or (B) $5,000,000, plus

(ii) The lesser of (A) the product of the Accounts Advance Rate times Eligible Progress Accounts; or (B) the lesser of (1) five percent (5%) of the aggregate amount of Accounts of the Borrowers or (2) $300,000, less

(iii) The Borrowing Base Reserve, less

(iv) The Personal Property Tax Reserve, less

(v) The Landlord Reserve, less

(vi) Indebtedness that any Borrower owes to the Lender that has not yet been advanced on the Revolving Note, including, without limitation, the L/C Amount, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of each Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to any Borrower by Lender that is not described in Article II of this Agreement.

“Eligible Progress Accounts” means all unpaid Accounts of a Borrower which constitute progress billings under a signed purchase order or contract which outlines the scheduled terms of billing and payment, and which otherwise meet the eligibility requirements for Eligible Accounts other than the provisions of part (iii) of the definition of Eligible Accounts.

“LIBOR Advance Rate” means, effective July 1, 2011, an annual interest rate equal to the sum of Daily Three Month LIBOR, plus four and three-quarters percent (4.75%), which interest rate shall change whenever Daily Three Month LIBOR changes.

“Maturity Date” means August 31, 2011.

“Maximum Line Amount” means Five Million Dollars ($5,000,000).

In addition to the foregoing, the definition of “Eligible Accounts” shall be amended so that clause (xiii) reads as follows:

(xiii) Accounts owed by an account debtor, other than CSX Corporation, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds fifteen percent (15%) of the aggregate amount of all Accounts of such Borrower, and with respect to CSX Corporation, to the extent that the aggregate balance of such Accounts exceeds twenty five percent (25%) of the aggregate amount of all Accounts of such Borrower;

2. Amendment of Section 2.18. Section 2.18 of the Credit Agreement shall be amended to read as follows:

Section 2.18 Payment of Term Note. The outstanding principal balance of the Term Note as of June 30, 2011 shall be due and payable in full on the Termination Date.

3. Amendment of Section 6.2(a). Section 6.2(a) of the Credit Agreement shall be amended to read as follows:

(a) Stop Loss. Commencing with the fiscal year-to-date period ending [May 31, 2011] and thereafter, the Borrowers will not incur a Net Loss during any fiscal year-to-date period, as determined as of the end of each fiscal month, in excess of Two Hundred Fifty Thousand Dollars ($250,000).

4. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

5. Elimination of Prior Accommodation Fee. Effective July 1, 2011, the additional accommodation fees of Two Thousand Five Hundred Dollars ($2,500) per month imposed under Paragraph 7 of that certain Eighth Amendment to Credit and Security Agreement between Borrowers and the Lender dated December 17, 2010 shall no longer be due and payable.

6. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a) With respect to each Borrower, a Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors or manager, as applicable, of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the Constituent Documents of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary issued in connection with the original execution of the Credit Agreement, continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been previously certified to the Lender as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

(b) Such other matters as the Lender may require.

7. Representations and Warranties. Each Borrower (as to such Borrower) hereby represents and warrants to the Lender as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment, and this Amendment, and has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Borrower of this Amendment, has been duly authorized by all necessary action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Constituent Documents of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

8. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

9. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

10. Release. Each Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

11. Fees, Costs and Expenses. Each Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrowers specifically agree to pay all reasonable fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

12. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MISCOR GROUP, LTD.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michael P. Moore	By:	/s/ Daniel J. Manella
	Michael P. Moore, Chief Executive Officer		Daniel J. Manella, Vice President

MAGNETECH INDUSTRIAL SERVICES, INC.

By:	/s/ Michael P. Moore
Michael P. Moore, Chief Executive Officer

HK ENGINE COMPONENTS, LLC

By:	/s/ Michael P. Moore
Michael P. Moore, Chief Executive Officer